Exhibit 5.1

[WSGR LETTERHEAD]

April 12, 2006

SVB Financial Group

3003 Tasman Drive

Santa Clara, California 95054

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about April 12, 2006, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 750,000 additional shares of common stock (the “Shares”) available for issuance pursuant to the terms of your Amended and Restated 1997 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, the Restated Certificate of Incorporation and Bylaws of the Company, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI